Filed Pursuant to Rule 433

Registration No. 333-135136

Free Writing Prospectus Dated August 21, 2007

Final Term Sheet

XTO Energy Inc.

$250,000,000 5.90% Senior Notes due 2012

$300,000,000 6.25% Senior Notes due 2017

$450,000,000 6.75% Senior Notes due 2037

This issuance of Senior Notes by XTO Energy Inc. is a further issuance of each of the series of 5.90%, 6.25%, and 6.75% Senior Notes, which were originally issued on July 19, 2007. Each series of the Senior Notes has the same CUSIP number and will trade interchangeably with the currently outstanding Senior Notes of the same series.

Trade Date:	August 21, 2007

Settlement Date:	August 24, 2007

Legal Format:	SEC Registered

Ratings:	Baa2 / BBB (Moody’s / S&P) (stable / stable)

Security Type:	Senior Notes

Maturity:	August 1, 2012 for the 2012 Notes
August 1, 2017 for the 2017 Notes
August 1, 2037 for the 2037 Notes

Interest Rate:	5.90% per annum in the case of the 2012 Notes
6.25% per annum in the case of the 2017 Notes
6.75% per annum in the case of the 2037 Notes

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2008 for each series of the Senior Notes.

Spread to Benchmark
Treasury:	1.30% in the case of the 2012 Notes
1.45% in the case of the 2017 Notes
1.78% in the case of the 2037 Notes

Benchmark Treasury and Yield:	4.625% TSY due July 2012: 4.258% in the case of the 2012 Notes
4.750% TSY due August 2017: 4.598% in the case of the 2017 Notes
4.750% TSY due February 2037: 4.955% in the case of the 2037 Notes

Yield to Maturity:	5.558% in the case of the 2012 Notes
6.048% in the case of the 2017 Notes
6.735% in the case of the 2037 Notes

Public Offering Price:	101.450% of the principal amount in the case of the 2012 Notes
101.482% of the principal amount in the case of the 2017 Notes
100.179% of the principal amount in the case of the 2037 Notes

Net Proceeds to Issuer (Before Expenses):	$252,125,000 in the case of the 2012 Notes
$302,496,000 in the case of the 2017 Notes
$446,868,000 in the case of the 2037 Notes

Accrued Interest to Issuer:	$1,434,028; 5.90% accrued from July 19, 2007 to and including August 23, 2007
$1,822,917; 6.25% accrued from July 19, 2007 to and including August 23, 2007
$2,953,125; 6.75% accrued from July 19, 2007 to and including August 23, 2007

Total Proceeds to Issuer	$253,559,028 in the case of the 2012 Notes
$304,318,917 in the case of the 2017 Notes
$449,821,125 in the case of the 2037 Notes

Optional Redemption:	Redeemable at any time at an amount equal to the principal amount plus a make-whole premium, using a discount rate of Treasury plus 0.15% in the case of the 2012 Notes, 0.20% in the case of the 2017 Notes, and 0.25% in the case of the 2037 Notes

CUSIP:	98385X AK2, in the case of the 2012 Notes
98385X AL0, in the case of the 2017 Notes
98385X AM8, in the case of the 2037 Notes

Joint Book-Running Managers:	Lehman Brothers Inc.
Banc of America Securities LLC

Co-Managers:	Deutsche Bank Securities Inc.
Greenwich Capital Markets, Inc.
Jefferies & Company, Inc.
Raymond James & Associates, Inc.
SunTrust Capital Markets, Inc.
Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847, or Banc of America Securities LLC toll-free at 1-800-294-1322.